Exhibit 99.1

ChineseInvestors.com, Inc. Announces its plan to Spin Off its Wholly Owned Foreign Entity, CBD Biotechnology Co. Ltd., and its Wholly Owned Subsidiary, ChineseHempOil.com, Inc. to Allow the Company to Focus on its new Cryptocurrency Division and its Core Financial Education Business; CBD Biotechnology Co. Ltd. Announces Acquisition of Chinese Wholesale Alcohol License

SAN GABRIEL, CA (December 13, 2017) - ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or the “Company”), the premier financial information website for Chinese-speaking investors, today announces plans to spin off its wholly owned foreign enterprise, CBD Biotechnology Co. Ltd., and its wholly owned subsidiary, ChineseHempOil.com, Inc., to be registered as a separate publically traded company allowing CIIX to focus on its new Cryptocurrency Division and its Core Financial Education Business. The Company’s Board of Directors approved plans to spin off the Consumer Products Division in both the United States and China, which includes its hemp oil assets and its new wholesale alcohol distribution business, at the end of February 2018. The Company will take appropriate steps for the shares of the subsidiary’s common stock to be listed for trading on the OTC:QB. The Company hopes to emulate the success it experienced in incubating Medicine Man Technologies, Inc. (“MDCL”) as it transitioned from a private startup company to successful public company.

“We are excited to announce our intention to spin off CBD Biotechnology and ChineseHempOil.com, Inc. as we believe the existing business lines and the new acquisitions in China, secured by CEO Summer Yun, will allow these entities to continue to grow in their respective markets, while bringing new value to the Company’s existing shareholders. The details about the value to the Company’s existing shareholders will be announced in the coming weeks,” says ChineseInvestor.com, Inc.’s CEO Warren Wang.

CBD Biotechnology Co. Ltd. has recently acquired a Wholesale Alcohol License in China thereby expanding its Chinese consumer division to include distribution of “baijiu,” the grain liquor known as the toast of choice for the Chinese. On November 7, 2017, CBD Biotechnology was issued Wholesale Alcohol License from the ShangHai Wine Monopoly Bureau effective October 24, 2017 for a three year term.

CBD Biotechnology has also entered into a wholesale agreement with China GuiZhou HanTai Wine, Inc. to distribute its brand of baijiu, Yantai 1985, and has kicked off its sales and marketing plan by partnering with Jinri Toutiao (translation: Today’s Headlines), a popular Chinese mobile application just in time to launch for the Chinese New Year. Founded in 1979, China GuiZhou HanTai Wine, Inc.’s top-selling baijiu brand, Yantai 1985, is produced in the town of Maotai in China's Guizhou province. Moutai is renowned for having the purest water in China; therefore, spirits produced in Moutai have a distinct taste and pleasing aroma attributable to the use of local water in the production.

Today's Headlines, the first broad news aggregator app in China, with content ranging from real-time news to music, movies, games, and shopping, is one of the most popular and fastest growing mobile apps in China with over 600 million registered users. Today's Headlines provides CBD Biotechnology a cost effective, convenient, and trustworthy platform to directly connect with millions of users to market Yantai 1985, the CBD Magic Hemp Series skincare line and other complimentary consumer product lines it may identify in the near future. Reports indicate that online sales of alcohol beverages in China will double by 2020 as more consumers look for product information online before buying. Through its relationship with China GuiZhou HanTai Wine, Inc. and Today’s Headlines, CBD Biotechnology hopes to capitalize on this growing consumer trend to expand its brand awareness and achieve sustainable revenue growth.

According to Summer Yun, CEO of CBD Biotechnology Co. Ltd., “The decision to expand CBD Biotechnology’s Chinese Consumer Division to include baijiu liquor sales is part of a strategic plan to increase revenues in the coming year. By aligning with China GuiZhou HanTai Wine, Inc., CBD Biotechnology has partnered with a proven leader in the Chinese baijiu market. In addition to distribution rights, the agreement between CBD Biotechnology and China GuiZhou HanTai Wine, Inc. affords CBD Biotechnology the opportunity to launch its own brand of baijiu in the future.” Ultra-premium baijiu volumes are expected to jump by 16% a year over the next five years as the number of high earners in China soars, a new report has said, providing CBD Biotechnology a huge opportunity to gain significant market share in this growing industry.

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About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online and direct sales of hemp-based products and other health related products.

For more information visit ChineseInvestors.com

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd, #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1.214.636.2548

Corporate Communications:

NetworkNewsWire (NNW)
New York, New York
www.NetworkNewsWire.com

212.418.1217 Office

Editor@NetworkNewsWire.com

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